Exhibit 99.1

KIMBALL INTERNATIONAL, INC. REPORTS THIRD QUARTER FISCAL YEAR 2009 RESULTS

JASPER, IN (May 7, 2009) - Kimball International, Inc. (NASDAQ: KBALB) today reported net sales of $268.9 million and income from continuing operations of $4.1 million, or $0.11 per Class B diluted share, for the third quarter of fiscal year 2009, which ended March 31, 2009. The third quarter fiscal year 2009 income from continuing operations included a $13.9 million after-tax gain, or $0.37 per Class B diluted share, related to the sale of the Company's remaining undeveloped land holdings and timberland; a non-cash charge of $9.1 million after-tax for goodwill impairment or $0.24 per Class B diluted share; and $0.4 million of after-tax restructuring expense, or $0.01 per Class B diluted share. Excluding these items, the Company recorded a non-GAAP loss from continuing operations of $0.3 million, or a loss of $0.01 per Class B diluted share for the fiscal year 2009 third quarter.

Consolidated Overview

Financial Highlights	Three Months Ended
(Dollars in millions, Except Per Share Data)	March 31, 2009	% of Sales	March 31, 2008	% of Sales	Percent Change
Net Sales	$ 268.9		$332.1		(19%)
Gross Profit	$ 42.5	15.8%	$ 56.1	16.9%
Selling and Administrative Expense	$ 44.1	16.4%	$ 55.8	16.8%
Restructuring Expense	$ 0.7	0.2%	$ 4.0	1.2%
Other General Income	$ (23.2)	(8.6%)	$ 0.0	0.0%
Goodwill Impairment	$ 14.6	5.4%	$ 0.0	0.0%
Income (Loss) from Continuing Operations	$ 4.1	1.5%	$ (0.9)	(0.3%)	563%
Earnings (Loss) Per Class B Diluted Share from Continuing Operations	$ 0.11		$ (0.02)		650%

Non-GAAP Financial Measures
Income (Loss) from Continuing Operations excluding Timber and Land Sale Gain, Goodwill Impairment and Restructuring Charges	$ (0.3)	(0.1%)	$ 1.5	0.4%	(123%)
Earnings (Loss) Per Class B Diluted Share from Continuing Operations excluding Timber and Land Sale Gain, Goodwill Impairment and Restructuring Charges	$ (0.01)		$ 0.04		(125%)
  Third quarter fiscal year 2009 net sales declined 22% in the Electronic Manufacturing Services (EMS) segment and declined 15% in the Furniture segment when compared with the prior year.

  Consolidated third quarter gross profit as a percent of net sales declined 1.1 percentage points when compared to the third quarter of the prior year on lower margins in both the EMS segment and the Furniture segment, primarily due to the lower sales volumes.

  Consolidated third quarter selling and administrative expenses declined 21% compared to the prior year primarily due to benefits realized from restructuring actions, the comprehensive cost reduction efforts throughout the Company and lower incentive compensation and employee benefit costs which are linked to Company profitability. An increase in bad debt expense partially offset these cost declines.

  Other general income of $23.2 million in the third quarter of fiscal year 2009 is the pre-tax gain on the sale of the Company's remaining undeveloped land holdings and timberlands. The gain was included in Unallocated Corporate in segment reporting. Refer to the Company's Form 8-K filed on November 14, 2008 for additional information on the land and timber sales.

  The Company recorded non-cash pre-tax goodwill impairment charges of $14.6 million in the third quarter of fiscal year 2009 as a result of interim goodwill impairment testing which was completed during the quarter due to the continued uncertainty associated with the economy and the significant decline in the Company's sales and order trends during the quarter as well as the decline in the Company's market capitalization. The goodwill was related to prior acquisitions in both of the Company's segments. Remaining goodwill totaled $2.5 million, well under 1% of total assets at March 31, 2009.

  The Company's effective tax rate of 42.6% for the current year third quarter was impacted by a tax benefit related to its European operations which was primarily offset by the impact of losses in select foreign jurisdictions which have a lower tax rate.

  Operating cash flow for the third quarter of fiscal year 2009 was $23.7 million compared to $3.1 million in the third quarter of the prior year. The Company's net cash position, an aggregate of cash and short-term investments less short-term borrowings, totaled $51.0 million at March 31, 2009 compared to $29.8 million at June 30, 2008. The increase was primarily due to the Company's sale of its land holdings and timberlands which was partially offset by construction costs of a new EMS facility in Poland. Long-Term Debt, Less Current Maturities remains at less than $0.5 million.

James C. Thyen, Chief Executive Officer and President, stated, "The global recession presented challenges on many fronts during our third quarter. Most of our markets continued the decline that started last fall, and we have responded with both increased emphasis on supporting our markets and supporting our customers and potential customers while implementing aggressive cost control. We had several encouraging new customer wins during the third quarter but these wins could not offset the general downdraft of the overall markets. Double-digit sales declines and continued softness in order rates required us to accelerate and expand our cost reduction actions. As a result, we reduced our selling and administrative costs by 21% when compared to the prior year third quarter. Even more notable, we reduced our selling and administrative costs by 10% from just one quarter ago. Despite these significant improvements, the sales decline was simply too swift and deep to overcome completely."

Mr. Thyen continued, "Given the current economic conditions, cash and liquidity preservation is a top priority throughout the Company at this time. We generated $23.7 million of cash flow from operations during the third quarter as we are aggressively managing our working capital. We are keenly focused on a daily basis on prudent management of our trade receivables and reducing our inventory levels. As expected, we have seen some aging of our accounts receivable which necessitated an increase in our bad debt reserve during the quarter. As the length and breadth of the recession remains difficult to predict, visibility into the future is very limited and will continue to present significant operating challenges in the near-term. Our strong balance sheet and the timely generation of cash by our timberland sales position us well to navigate through this global economic crisis."

Electronic Manufacturing Services Segment

Financial Highlights	Three Months Ended
(Dollars in thousands)	March 31, 2009	March 31, 2008	Percent Change
Net Sales	$ 140,630	$ 181,060	(22%)
(Loss) from Continuing Operations	$ (9,570)	$ (2,236)	(328%)
Non-GAAP Financial Measures Reconciliation
(Loss) from Continuing Operations	$ (9,570)	$ (2,236)	(328%)
Add: Restructuring Charges, Net of Tax	$ 178	$ 1,330
Add: Goodwill Impairment Charges, Net of Tax	$ 8,015	$ 0
(Loss) from Continuing Operations, Excluding Restructuring Charges and Goodwill Impairment Charges	$ (1,377)	$ (906)	(52%)
  Net sales to customers in the public safety industry were flat in the third quarter of fiscal year 2009 compared to last year while net sales to customers in the automotive and industrial control industries experienced double digit percentage declines compared to the prior year. Sales to customers in the medical industry declined slightly when compared to the third quarter of the prior year.

  The EMS segment ended the current year third quarter with a loss of $9.6 million compared to a loss of $2.2 million in the prior year third quarter primarily due to the goodwill impairment charges and the impact of the lower sales volumes. With the significant decline in sales, not apparent in the net income results is a reduction in selling and administrative costs of 33% when compared to the third quarter of the prior year resulting from the benefits of restructuring actions and other extensive cost reduction actions taken in response to the recession.

Furniture Segment

Financial Highlights	Three Months Ended
(Dollars in thousands)	March 31, 2009	March 31, 2008	Percent Change
Net Sales	$ 128,222	$ 151,031	(15%)
Income (Loss) from Continuing Operations	$ (1,615)	$ 1,237	(231%)
Non-GAAP Financial Measures Reconciliation
Income (Loss) from Continuing Operations	$ (1,615)	$ 1,237	(231%)
Add: Restructuring Charges, Net of Tax	$ 71	$ 900
Add: Goodwill Impairment Charges, Net of Tax	$ 1,042	$ 0
Income (Loss) from Continuing Operations, Excluding Restructuring Charges and Goodwill Impairment Charges	$ (502)	$ 2,137	(124%)
  Fiscal year 2009 third quarter net sales of furniture products declined 15% compared to the prior year as lower office furniture net sales were partially offset by higher net sales of hospitality furniture.

  Income from continuing operations in this segment for the current year third quarter was lower than the prior year due primarily to the lower volumes, higher bad debt expense, the goodwill impairment charge, increased commodity costs and increased discounting on select product. Partially offsetting the higher costs were price increases on select product, benefits realized from the workforce reduction restructuring activities, lower incentive compensation and employee benefit costs which are linked to Company profitability and overall cost reduction efforts. In addition, the current year third quarter was favorably impacted by a decrease in LIFO inventory reserves resulting from lower inventory levels.

Non-GAAP Financial Measures
This press release contains non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a Company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (GAAP) in the United States in the statement of income, balance sheet or statement of cash flows of the Company. The two non-GAAP financial measures on a consolidated basis used within this release include 1) income/(loss) from continuing operations excluding timber and land sale gain, goodwill impairment charges, and restructuring charges and 2) earnings/(loss) per share from continuing operations excluding timber and land sale gain, goodwill impairment charges, and restructuring charges. The non-GAAP financial measures on a segment basis used within this release include income/(loss) from continuing operations excluding goodwill impairment charges and/or restructuring charges. Reconciliations of the reported GAAP numbers to these non-GAAP financial measures are included in the Financial Highlights table below for consolidated results or in the tables above for the segment results. For the income and earnings per share non-GAAP measures, management believes it is useful for investors to understand how its core operations performed without the effects of the significant income generated from the sale of its land holdings and timberlands, the non-cash charges for goodwill impairment and the costs incurred in executing its restructuring plans. Excluding these items allows investors to meaningfully trend, analyze, and benchmark the performance of the Company's core operations. Many of the Company's internal performance measures that management uses to make certain operating decisions exclude these items to enable meaningful trending of core operating metrics.

Forward-Looking Statements
Certain statements contained within this release are considered forward-looking under the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties including, but not limited to, the current global economic recession, other general economic conditions, significant volume reductions from key contract customers, significant reduction in customer order patterns, loss of key customers or suppliers within specific industries, financial stability of key customers and suppliers, availability or cost of raw materials, increased competitive pricing pressures reflecting excess industry capacities, and successful execution of restructuring plans. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in the Company's Form 10-K filing for the period ended June 30, 2008 and other filings with the Securities and Exchange Commission.

Conference Call / Webcast
Kimball International will conduct its third quarter financial results conference call beginning at 11:00 AM Eastern Time today, May 7, 2009. To listen to the live conference call, dial 866-783-2146, or for international calls, dial 857-350-1605. A webcast of the live conference call may be accessed by visiting Kimball's Investor Relations website at www.ir.kimball.com.

For those unable to participate in the live webcast, the call will be archived at www.ir.kimball.com within two hours of the conclusion of the live call and will remain there for approximately 90 days. A telephone replay of the conference call will be available within two hours after the conclusion of the live event through May 22, 2009, at 888-286-8010 or internationally at 617-801-6888. The pass code to access the replay is 61364388.

About Kimball International, Inc.
Recognized with a reputation for excellence, Kimball International is committed to a high performance culture that values personal and organizational commitment to quality, reliability, value, speed and ethical behavior. Kimball employees know they are part of a corporate culture that builds success for Customers while enabling employees to share in the Company's success through personal, professional and financial growth.

Kimball International, Inc. provides a variety of products from its two business segments: the Electronic Manufacturing Services segment and the Furniture segment. The Electronic Manufacturing Services segment provides engineering and manufacturing services which utilize common production and support capabilities to a variety of industries globally. The Furniture segment provides furniture for the office and hospitality industries sold under the Company's family of brand names.

For more information about Kimball International, Inc., visit the Company's website on the Internet at www.kimball.com.

"We Build Success"

Financial Highlights for the third quarter ended March 31, 2009, follow:

Condensed Consolidated Statements of Income
(Unaudited)	Three Months Ended
($000's, except per share data)	March 31, 2009	March 31, 2008
Net Sales	$ 268,852	100.0%	$ 332,091	100.0%
Cost of Sales	226,369	84.2%	276,018	83.1%
Gross Profit	42,483	15.8%	56,073	16.9%
Selling and Administrative Expenses	44,092	16.4%	55,816	16.8%
Other General Income	(23,178)	(8.6%)	0	0.0%
Restructuring Expense	689	0.2%	3,958	1.2%
Goodwill Impairment	14,559	5.4%	0	0.0%
Operating Income (Loss)	6,321	2.4%	(3,701)	(1.1%)
Other Income (Expense) - Net	852	0.3%	265	0.1%
Income (Loss) from Continuing Operations Before Taxes on Income	7,173	2.7%	(3,436)	(1.0%)
Provision (Benefit) for Income Taxes	3,059	1.2%	(2,547)	(0.7%)
Income (Loss) from Continuing Operations	4,114	1.5%	(889)	(0.3%)
Loss from Discontinued Operations, Net of Tax	0	0.0%	0	0.0%
Net Income (Loss)	$ 4,114	1.5%	$ (889)	(0.3%)

Earnings (Loss) Per Share of Common Stock:
Basic from Continuing Operations:
Class A	$0.11		($0.02)
Class B	$0.11		($0.02)
Diluted from Continuing Operations:
Class A	$0.11		($0.02)
Class B	$0.11		($0.02)
Basic:
Class A	$0.11		($0.02)
Class B	$0.11		($0.02)
Diluted:
Class A	$0.11		($0.02)
Class B	$0.11		($0.02)

Average Shares Outstanding
Basic	37,286		36,942
Diluted	37,435		36,942

(Unaudited)	Nine Months Ended
($000's, except per share data)	March 31, 2009	March 31, 2008
Net Sales	$ 935,953	100.0%	$ 1,013,822	100.0%
Cost of Sales	778,637	83.2%	823,289	81.2%
Gross Profit	157,316	16.8%	190,533	18.8%
Selling and Administrative Expenses	146,389	15.6%	175,490	17.3%
Other General Income	(33,084)	(3.5%)	0	0.0%
Restructuring Expense	2,705	0.3%	4,902	0.5%
Goodwill Impairment	14,559	1.6%	0	0.0%
Operating Income	26,747	2.8%	10,141	1.0%
Other Income (Expense) - Net	(3,781)	(0.4%)	2,914	0.3%
Income from Continuing Operations Before Taxes on Income	22,966	2.4%	13,055	1.3%
Provision for Income Taxes	8,486	0.9%	3,142	0.3%
Income from Continuing Operations	14,480	1.5%	9,913	1.0%
Loss from Discontinued Operations, Net of Tax	0	0.0%	(124)	(0.0%)
Net Income	$ 14,480	1.5%	$ 9,789	1.0%

Earnings Per Share of Common Stock:
Basic from Continuing Operations:
Class A	$0.39		$0.27
Class B	$0.39		$0.27
Diluted from Continuing Operations:
Class A	$0.39		$0.26
Class B	$0.39		$0.27
Basic:
Class A	$0.39		$0.26
Class B	$0.39		$0.26
Diluted:
Class A	$0.39		$0.26
Class B	$0.39		$0.26

Average Shares Outstanding
Basic	37,119		37,167
Diluted	37,281		37,662

Condensed Consolidated Statements of Cash Flows
(Unaudited)	Nine Months Ended
($000's)	March 31, 2009	March 31, 2008
Net Cash Flow provided by Operating Activities	$ 36,619	$ 32,961
Net Cash Flow provided by (used for) Investing Activities	8,672	(11,223)
Net Cash Flow used for Financing Activities	(33,142)	(29,599)
Effect of Exchange Rates	(4,482)	3,462
Net Increase (Decrease) in Cash and Cash Equivalents	7,667	(4,399)
Cash and Cash Equivalents at Beginning of Period	30,805	35,027
Cash and Cash Equivalents at End of Period	$ 38,472	$ 30,628

Condensed Consolidated Balance Sheets
(Unaudited)
($000's)	March 31, 2009	June 30, 2008
Assets
Cash, Cash Equivalents and Short-Term Investments	$ 87,656	$ 82,440
Receivables, Net	154,580	180,307
Inventories	142,077	164,961
Prepaid Expenses and Other Current Assets	29,937	37,227
Assets Held for Sale	1,712	1,374
Property and Equipment, Net	198,905	189,904
Goodwill	2,535	15,355
Other Intangible Assets, Net	10,809	13,373
Other Assets	19,050	37,726
Totals	$ 647,261	$ 722,667

Liabilities & Share Owners' Equity
Current Maturities of Long-Term Debt	$ 60	$ 470
Accounts Payable	152,282	174,575
Borrowings under Credit Facility	36,639	52,620
Dividends Payable	2,374	6,989
Accrued Expenses	57,657	69,053
Long-Term Debt, Less Current Maturities	410	421
Other	21,956	26,072
Share Owners' Equity	375,883	392,467
Totals	$ 647,261	$ 722,667

Supplementary Information

Components of Other Income (Expense), Net

(Unaudited)	Three Months Ended		Nine Months Ended
($000's)	March 31,	March 31,	March 31,	March 31,
	2009	2008	2009	2008
Interest Income	$ 574	$ 741	$ 2,018	$ 2,328
Interest Expense	(163)	(612)	(1,553)	(1,532)
Foreign Currency/Derivative Gain	1,075	869	87	1,620
Loss on Supplemental Employee Retirement Plan Investment	(749)	(988)	(4,106)	(1,193)
Polish offset credit program	0	0	0	1,324
Other Non-Operating Income (Expense)	115	255	(227)	367
Other Income (Expense), Net	$ 852	$ 265	$ (3,781)	$ 2,914

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
($000's, except per share data)

Income/(Loss) from Continuing Operations, Excluding Timber and Land Sale Gain, Goodwill Impairment Charges, and Restructuring Charges

	Three Months Ended
	March 31,	March 31,
	2009	2008
Income (Loss) from Continuing Operations, as reported	$ 4,114	$ (889)
Timber and Land Sale Gain, Net of Tax	(13,936)	0
Goodwill Impairment Charges, Net of Tax	9,056	0
Restructuring Charges, Net of Tax	420	2,380
Income (Loss) from Continuing Operations, Excluding Timber and Land Sale Gain, Goodwill Impairment Charges, and Restructuring Charges	$ (346)	$ 1,491

Earnings/(Loss) Per Class B Diluted Share from Continuing Operations, Excluding Timber and Land Sale Gain, Goodwill Impairment Charges, and Restructuring Charges

Earnings (Loss) per Class B Diluted Share from Continuing Operations, as reported	$ 0.11	$(0.02)
Impact of Timber and Land Sale Gain per Class B Diluted Share	(0.37)	0
Impact of Goodwill Impairment Charges per Class B Diluted Share	0.24	0
Impact of Restructuring Charges per Class B Diluted Share	0.01	0.06
Earnings (Loss) per Class B Diluted Share from Continuing Operations, Excluding Timber and Land Sale Gain, Goodwill Impairment Charges, and Restructuring Charges	$(0.01)	$ 0.04